Exhibit 10.5

deed no.     1254     / 2021 S

Recorded

at Frankfurt am Main, on 21 October 2021

Before me, the undersigned notary in the district of
the Higher Regional Court of Frankfurt am Main,

Dr Bernhard Schütz

with official place of business at
60325 Frankfurt am Main, Bockenheimer Landstraße 13-15,

appeared today, all identified by their valid official photo-identification documents:

1.	Ms Lara Stelmach, attorney-at-law, born on 5 October 1990, with business address at Clifford Chance Partnerschaft mit beschränkter Berufshaftung von Rechtsanwälten, Steuerberatern und Solicitors, Junghofstraße 14, 60311 Frankfurt am Main, acting not in her own name, but – excluding any personal liability – on the basis of written powers of attorney, the originals of which were available at the recording and copies of which are attached hereto, which are hereby certified to be true and correct copies of the originals, for and on behalf of
a)	Trinseo S.A. with registered address at 26-28 rue Edward Steichen, 2540 Luxembourg, Luxembourg, registered with the Register of Commerce and Companies Luxembourg under B153549,

– the "Seller 1" –,

b)	Trinseo Deutschland GmbH with its seat at Schkopau and domestic business address at Strasse E 17, 06258 Schkopau, Germany, registered with the commercial register of the local court of Stendal under HRB 10263,

– the "Seller 2" –,

c)	Trinseo Europe GmbH with its seat at Horgen, Switzerland, and registered address at Zugerstrasse 231, 8810 Horgen, Switzerland, registered with the commercial register of the Canton of Zurich under CHE-114.396.041,

– the "Seller 3" –,

d)	Trinseo Belgium B.V. with registered address at Havenlaan 7, 3980 Tessenderlo, Belgium, registered with the Belgian Crossroads Bank for Enterprises under enterprise no 0820.679.188,

– the "Seller 4" –,

e)	Trinseo Export GmbH with its seat at Horgen, Switzerland, and registered address at Zugerstrasse 231, 8810 Horgen, Switzerland, registered with the commercial register of the Canton of Zurich under CHE-114.496.932;

– the "Seller 5" –,

2.	Mr Mathias Bogusch, attorney-at-law, born on 10 September 1986, with business address at White & Case LLP, Bockenheimer Landstraße 20, 60323 Frankfurt am Main, acting not in his own name, but – excluding any personal liability – on the basis of written powers of attorney, the originals of which were available at the recording and copies of which are attached hereto, which are hereby certified to be true and correct copies of the originals, for and on behalf of
a)	Synthos S.A. with its seat at Oświęcim, Poland, and registered address at ul. Chemików 1, 32-600 Oświęcim, Poland, registered with the National Court Register under KRS 0000038981,

– the "Purchaser 1" –,

b)	Blitz F21-410 GmbH with its seat in Frankfurt am Main and domestic business address c/o White & Case LLP, John F. Kennedy Haus, Rahel-Hirsch-Straße 10, 10557 Berlin, registered with the commercial register of the local court of Frankfurt am Main under HRB 122747,

– the "Purchaser 2" –,

c)	Synthos Dwory 7 spółka z ograniczoną odpowiedzialnością spółka jawna with its seat at Oświęcim, Poland, and registered address at ul. Chemików 1,
32-600 Oświęcim, Poland, registered with the National Court Register under KRS 0000490507;

– the "Purchaser 3" –.

– Seller 1, Seller 2, Seller 3, Seller 4, Seller 5, Purchaser 1, Purchaser 2 and Purchaser 3 are each referred to as a "Party" and, collectively, the "Parties" –.

The notary explained the restrictions on officiating pursuant to sec 3 para 1 sent 1 no 7 of the German Notarisation Act (BeurkG) and asked whether there had been a prior involvement within the meaning of the act. The question was answered in the negative. The persons appearing confirmed that the parties represented by them act for their own account.

The persons appearing requested that this written record be recorded in the English language. The notary, who is in sufficient command of the English language, satisfied himself as to that the persons appearing are in sufficient command of the English language as well.

This deed makes reference to deed no 582 / 2021 S dated 21 May 2021 and deed nos 578 -581 / 2021 S dated 17 to 21 May 2021 notarised by Dr. Bernhard Schütz (together the "Asset Purchase Agreement" and the "Reference Deeds"). Reference pursuant to sec 13a German Notarisation Act is made to the Reference Deeds, the originals of which were available for inspection prior to and during the today's recording. The notary instructed the persons appearing about the legal consequences of a reference. The persons appearing declared that they were familiar with the contents of the Reference Deeds. After having been instructed by the notary, the persons appearing waived the Reference Deeds being read out aloud and attached to this written record.

The persons appearing – acting as indicated – asked for the notarisation of the following declarations:

1st AMENDMENT

to the

ASSET PURCHASE AGREEMENT TRINSEO’S SYNTHETIC RUBBER BUSINESS

This 1st Amendment (the “Amendment”) shall become effective with the signature of all Parties (the “Amendment Effective Date”)

WHEREAS, the Parties entered into an Asset Purchase Agreement for Trinseo’s Synthetic Rubber Business dated 21 May, 2021 (the “Asset Purchase Agreement”)

and

WHEREAS, the Parties have agreed to enter into this Amendment in order to:

(i)	shift the responsibility for retention bonus payments post-closing from Purchaser 2 to Sellers 1, 2 and 3;
(ii)	exclude the transfer of the receivables, account payables, accrued expenses and other current liabilities constituting the Intangible Working Capital Accounts from the Sellers to the Purchasers, and, consequently to reduce the Purchase Price by USD 47 million;
(iii)	amend the Purchase Price Allocation to reflect the valuation of TRS shares;
(iv)	change the right of the Purchaser 2 to nominate Purchaser 3 to acquire selected assets and extend it to tangible assets;
(v)	replace Schedule 13.2 by a new Schedule 13.2;
(vi)	adjust the mechanism determining the Closing Date;
(vii)	add a transition period for the use of the Seller’s logo;

(viii)	amend Schedule 12.2 as well as
(ix)	confirm mutual understanding and interpretation of several terms.

NOW THEREFORE, in consideration of the mutual promises and covenants contained in this Amendment, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	definitions

Unless otherwise defined in this Amendment, capitalized terms and expressions used herein shall have the meanings given to them in the Asset Purchase Agreement.

2.	Amended Provisions

2.1

Section 2 “Definitions” shall be amended by deletion of the following definitions:

“Binding Intangible Working Capital Accounts”,

“Sold Intangible Assets”,

“Intangible WC Balance Amount”,

“Intangible Working Capital Accounts”.

2.2

Section 5 “Sold Tangible Assets”, Subsection 5.5 shall be deleted in its entirety and replaced with the following wording:

“Purchaser 2 shall be entitled to nominate Purchaser 3 (and Purchaser 3 hereby already consents to such nomination) to acquire any or all of the Sold Assets with the exception of the Rubber Hereditary Building Right instead of Purchaser 2. Purchaser 2 shall exercise the foregoing right by submitting not less than ten (10) Business Days prior to the Closing Date a written declaration to Seller 2 (acting as authorized recipient also for Seller 3) that sets forth the Sold Assets Purchaser 3 shall acquire. Purchaser 3 shall acquire the relevant Sold Assets in lieu of Purchaser 2. To the extent Purchaser 2 exercises its nomination right under this Section, Purchaser 3 shall be placed in a position as if it would have purchased the Sold Assets under Section 5.”

2.3

The following new Section 7.5 shall be added to the Asset Purchase Agreement:

"The Purchasers shall not, and shall cause its Affiliates, distributors and agents not to, use any tradename which consists of or incorporates the “Trinseo” name, the “Trinseo” visual identity, or anything that is substantially or confusingly similar to this name or visual identity (“Retained Name”) from and after the Closing Date except that the Purchasers and their Affiliates, distributors and agents shall have the right to use, market and sell, or otherwise dispose of, the inventory, signage, vehicles, equipment, machinery, business consumables, marketing materials, packaging, or other materials (including letters, brochures and business cards) and other tangible assets in the Purchaser’s possession as of the Closing Date on which a Retained Name is printed, painted, affixed, or otherwise displayed until the earlier of (i) the deletion and/or consummation of the foregoing or (ii) the expiry of a period of six (6) months after the Closing Date; provided that such use shall be in a manner which is consistent with the use of this name and visual identity prior to the Closing Date, does not create confusion as to the origin of the services and products supplied and does not cause any harm to any of the Sellers and their Affiliates or to the “Trinseo” name or the “Trinseo” visual identity."

2.4

Section 9 “Excluded Assets and Excluded Liabilities”, Subsection 9.2.3 shall be amended by deletion of words: “and reflected in the Binding Intangible Working Capital Accounts”, consequently the amended wording of this subsection shall be the following:

“all of the Sellers' account payables in compliance with Section 10.5, i.e. unless sold and transferred under this Agreement;”

2.5

Section 10 “Transferred Contracts”, Subsection 10.5.1 Sentence 2 (beginning with “The relevant Seller shall be responsible for performing any obligations…”) shall be deleted and replaced with the following two sentences:

“The Parties agree on a freeze period of 5 days before the Closing Date, where neither Seller shall acknowledge or submit any new purchase/customer orders Related to the Business to enable a smooth transfer. The relevant Seller shall be responsible for performing any obligations (including payment/cash collection) related to actions that are performed (in accordance with past practice and/or applicable contractual obligations) prior to Closing and the Purchaser 2 shall be responsible for performing any obligations related to actions that are performed (in accordance with past practice and/or applicable contractual obligations) after Closing; for the avoidance of doubt, goods and/or services received prior to Closing shall be paid by the relevant Seller and orders received and deployed prior to Closing shall be invoiced by the relevant Seller, whereas the same shall apply for Purchaser 2 after Closing.”

2.6

Section 10 “Transferred Contracts” Subsection 10.5.4 shall be deleted in its entirety.

2.7

Schedule 12.2 “List of Individually Transferred Employees” shall be amended by deleting the two positions with codes “Mercedes200” and Mercedes201” from Schedule 12.2.

2.8

Section 12.3 “Payments to Transferred Employees and Individually Transferred Employees“ Subsection 12.3.1 para. 2 (beginning with “Seller 2 and Seller 3 shall, and Seller 1 shall procure that any relevant Affiliate shall, be responsible, and indemnify the Purchaser 2, for any bonuses” and ending with “However, as regards retention bonus payments, the Purchaser 2 shall be responsible for such portion that becomes due after the Closing Date.”) shall be deleted in its entirety and replaced with the following new para. 2:

“Seller 2 and Seller 3 shall, and Seller 1 shall procure that any relevant Affiliate shall, be responsible, and indemnify the Purchaser 2, for any bonuses payable to the Transferred Employees that are triggered by the transaction contemplated in this Agreement, including retention bonuses, and such indemnification shall not be calculated on a pro rata basis."

2.9

Section 13 “Purchase Price”, Subsection 13.1.1. shall be amended by deletion of the words “USD 449,400,000 (United States Dollar four hundred forty-nine million four hundred thousand)” which shall be replaced with the words

“USD 402,400,000 (United States Dollar four hundred and two million four hundred thousand)”

2.10

Schedule 13.2 “Allocation of Purchase Price” shall be fully replaced by a new Schedule 13.2 “Allocation of Purchase Price” as attached hereto as ANNEX 1.

2.11

Section 14 “Adjustment of the Purchase Price in relation to Working Capital”, Subsections 14.1.2, 14.2 and 14.4 shall be deleted in their entirety.

2.12

Section 14 “Adjustment of the Purchase Price in relation to Working Capital”, Subsection 14.1 the last paragraph (beginning with: “If the Parties do not reach agreement…”) shall be amended by deletion of words “and the Intangible Working Capital Accounts”, consequently the amended wording of this last paragraph of Section 14.1 shall be the following:

“If the Parties do not reach agreement on the appointment of another auditing firm within five (5) Business Days following Closing or if the chosen auditing firm refuses to accept the instruction, the auditing firm to be instructed to prepare the Tangible Transfer Inventory as per the Closing Date shall be chosen by the Institute of Certified Public Accountants (Institut der Wirtschaftsprüfer) in Düsseldorf on terms reasonably acceptable to such auditing firm upon written request of either Party.”

2.13

The “the latest available market price” within Section 14 “Adjustment of the Purchase Price in relation to Working Capital”, Subsection 14.3 Sentence 1 shall correspond to “the actual cost per kiloton at the time of Closing to be determined in accordance with past practice, in particular pursuant to Schedule 14.1.2”.

2.14

Section 21.1 “Closing Date”, Subsection 21.1.1 Sentence 1 (beginning with “The Parties shall consummate” and ending with “by email between the Parties”) as well as Sentence 2 shall be deleted in its entirety and replaced by the following new Sentence 1:

“The Parties shall consummate in rem (dinglich vollziehen) the legal transactions stipulated in this Agreement on the last Business Day of the month following the month in which the day falls on which all of the Closing Conditions are satisfied or, where permitted, waived or any other day as agreed in writing or by email between the Parties.”

2.15

Section 25 “Remedies and Claims”, Subsection 25.4.1 letter (c) shall be amended by deletion of the words “and/or Binding Intangible Working Capital Accounts”, consequently the amended wording of this subsection shall be the following:

“the disadvantages to be compensated are taken into consideration in the Binding Tangible Transfer Inventory, leading to a reduction of the Purchase Price within the framework of the adjustment of the Purchase Price according to Section 14.;”

3.	other provisions unchanged

Except to the extent amended by this Amendment, the Asset Purchase Agreement will remain in full force and effect and shall not be altered by this Amendment.

4.	Miscellaneous

Sections 33 (Costs) and 34 (Final Provisions) of the Asset Purchase Agreement shall apply mutatis mutandis to this Amendment.

5.	Notary's Instructions

The notary advised that

●	all agreements must be completely and accurately recorded and that any non-recorded side- agreements may render the entire agreement null and void;
●	the notary pursuant to the contractual parties' express wish, which was confirmed today by the persons appearing, did not advise on tax matters;
●	the personal data of the persons involved in the present recording will be stored and processed in the notary's office and, within the notary's official capacity, shared with third persons, which was agreed to as a matter of precaution; furthermore, the electronic transmission of messages and documents (e.g. by e-mail) was approved of;
●	all parties involved in the present record are by mandatory law liable for the notary's fees.

The foregoing written record including its Annex 1 was read out aloud by the notary to the persons appearing, was together with its Annex 1 submitted to them for inspection, was approved by them in its entirety and signed by them and the notary in their own hands as follows:

/s/ Lara Stelmach

/s/ Mathias Bogusch

/s/ Bernhard Schütz

ANNEX 1

to the 1st Amendment to the Asset Purchase Agreement

SCHEDULE 13.2 TO ASSET PURCHASE AGREEMENT ALLOCATION OF PURCHASE PRICE

Purchase price per TSE legal entities
in USD mn
ASSETS	TRINSEO EUROPE GMBH	TRINSEO DEUTSCHLAND GMBH	TRINSEO BELGIUM BV
Receivables	63,8	0,0
Inventory	76,0	8,4
Investment in Tyre Recycling Solutions SA			5,5
Property, plant & equipment:		199,9
- Land valuation heritable building right		1,8
- Buildings and improvements		58,7
- Land improvements		4,1
- Machinery and equipment		118,7
- Computer equipment and software		3,2
- Office, furniture, fixtures and equipment		0,6
- Construction in Progress		12,8
Goodwill	26,6
Intangible assets:	127,0
- Customer relationship - SSBR	52,0
(including TRS route to market)	2,0
- Developed technology - Fx SSBR	46,0
- Developed technology - Non-Fx SSBR	12,0
- Developed technology - ESBR	4,0
- Trademark and trade name - Sprintan	10,0
- Trademark and trade name - Buna	3,0
Accounts payable	(26,3)	(3,7)
Misc. Deferred Charges		13,3
Pension		(41,0)
Accrued Expenses and Other Current Liabilities	(0,1)
Total	267,1	176,9	5,5	449,4

Adjustments
NWC - Receivables	(63,8)	(0,0)
NWC - Accounts payable	26,3	3,7
NWC - Misc. Deferred charges	-	(13,3)
NWC - Accrued Expenses and Other Current Liabilities	0,1	-
Total Adjustments	(37,5)	(9,5)		(47,0)

Total Adjustments	229,6	167,3	5,5	402,4

VAT*	0,4	-	-	0,4

Purchase price with VAT	230,0	167,3	5,5	402,8